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Exhibit 4.7

GUARANTEE AND INDEMNITY

        THIS GUARANTEE AND INDEMNITY is made as of the 1st day of November, 2002,

BY:	ARCHIBALD CANDY (CANADA) CORPORATION, a corporation incorporated under the laws of Canada
(the "Guarantor")
IN FAVOUR OF:	FOOTHILL CAPITAL CORPORATION, as administrative agent on behalf of the Lenders
(the "Agent")

RECITALS:

A.
Archibald Candy Corporation has entered into the Loan Agreement.

B.
It is a condition of the Loan Agreement that the Guarantor enter into this Agreement to guarantee the Guaranteed Obligations.

        NOW THEREFORE in consideration of the sum of $1.00, the Lenders making available certain credit facilities on the terms set forth in the Loan Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Guarantor agrees with the Agent as follows:

ARTICLE 1.
INTERPRETATION

        1.1    Definitions

        In this Agreement, in addition to the definitions set out in the recitals hereto, if any:

          1.1.1    "this Agreement", "hereto", "herein", "hereof", "hereby", "hereunder" and any similar expressions refer to this Guarantee and Indemnity as it may be supplemented, amended or restated from time to time, and not to any particular Article, section or other portion hereof;

          1.1.2    "Borrower" means Archibald Candy Corporation, a corporation incorporated under the laws of Delaware, and its successors;

          1.1.3    "Business Day" means any day, other than Saturday, Sunday or any other day on which banks in the United States or Toronto, Canada are authorized or required to close;

          1.1.4    "Canadian Taxes" means all Taxes imposed, levied, collected, withheld or assessed by any Governmental Body of or within Canada or any political subdivision thereof (excluding, any Taxes imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein (i) measured by or based on the net income or net profits of a Lender, or (ii) to the extent that such Tax results from a change in the circumstances of the Lender, or a change in the branch or lending office of the Lender participating in the transactions set forth herein);

          1.1.5    "Conversion Rate" means, in relation to the conversion of one currency to another on a particular day, the rate of exchange quoted by Wells Fargo Bank, National Association as its spot rate of exchange for the conversion of one currency to the other at approximately noon (Toronto time) on such day;

          1.1.6    "Event of Default" has the meaning attributed to such term in the Loan Agreement;

          1.1.7    "Governmental Body" means any government, parliament or legislature, or any regulatory authority, agency, commission or board of any government, parliament or legislature or any court or (without limitation to the foregoing) any other law-, regulation- or rule-making entity, having or purporting to have jurisdiction in the relevant circumstances, or any Person acting or purporting to act under the authority of any of the foregoing (including, without limitation, any arbitrator);

          1.1.8    "Guaranteed Obligations" means all of the Obligations, as defined in the Loan Agreement;

          1.1.9    "Hypothec" means the deed of movable hypothec dated as of the date hereof made by the Guarantor in favour of the Agent;

          1.1.10    Indemnifiable Circumstance" has the meaning attributed to such term in section 2.2;

          1.1.11    "Indemnified Amounts" means the amounts to be paid by the Guarantor under section 2.2;

          1.1.12    "Lenders" means the lenders set forth in the Loan Agreement;

          1.1.13    "Loan Agreement" means the loan and security agreement and guaranty dated as of November 1, 2002 between the Borrower, as borrower, Laura Secord Holdings Corp. and the Guarantor, as guarantors, the lenders named therein, as lenders, and the Agent, as arranger and administrative agent;

          1.1.14    "Person" means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, government, parliament or legislature, or any regulatory authority, agency, commission, board or other entity however designated or constituted of any government, parliament or legislature, including without limitation any trustee, executor, administrator or other legal personal representative, liquidator, trustee in bankruptcy, receiver, receiver and manager, and agent;

          1.1.15    "Proceedings" means any receivership, insolvency, proposal, bankruptcy, compromise, arrangement, reorganization, winding-up, dissolution or other similar proceedings, whether or not any of the foregoing is judicial in nature;

          1.1.16    "Security" means:

            1.1.16.1    any mortgage, charge, assignment, lien, security interest or other encumbrance;

            1.1.16.2    any guarantee; and

            1.1.16.3    any other arrangement designed to secure the payment or performance of any obligation, liability or indebtedness;

      whether obtained from the Borrower, the Guarantor or any other Person and whether obtained before, at the time of or after the execution and delivery of this Agreement;

          1.1.17    "Security Agreement" means the general security agreement dated as of the date hereof made by the Guarantor in favour of the Agent on behalf of the Lenders; and

          1.1.18    "Taxes" means all taxes of any kind or nature whatsoever including, without limitation, income taxes, sales or value-added taxes, levies, stamp taxes, royalties, duties, and all fees, deductions, compulsory loans and withholdings imposed, levied, collected, withheld or assessed as of the date hereof or at any time in the future, by any Governmental Body of or within Canada or any other jurisdiction whatsoever having power to tax, together with penalties, fines, additions to tax and interest thereon.

        1.2    Headings

        The inclusion of headings in this Agreement is for convenience of reference only and shall not affect the construction or interpretation hereof.

        1.3    References to Articles and Sections

        Whenever in this Agreement a particular Article, section or other portion thereof is referred to, such reference pertains to the Article, section or portion thereof contained herein unless otherwise indicated.

        1.4    References to Agreements and Enactments

        Except as otherwise specifically provided:

          1.4.1    reference in this Agreement to any contract, agreement or any other document shall be deemed to include (i) reference to the same as supplemented, amended or restated from time to time and (ii) reference to any contract, agreement or any other document which substitutes, in whole or in part, for the same from time to time; and

          1.4.2    reference in this Agreement to any enactment, including, without limitation, any statute, law, by-law, regulation, rule, ordinance or order, shall be deemed to include reference to such enactment as re-enacted or amended from time to time and to any enactment in substitution therefor.

        1.5    Currency

        All amounts in this Agreement are stated and shall be paid in Canadian currency, provided that if Guaranteed Obligations are outstanding in a currency other than Canadian currency, the Lenders, at their option, may require that such amounts be paid in such other currency, to the extent that the Guaranteed Obligations are outstanding in such other currency.

        1.6    Gender and Number

        In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

        1.7    Invalidity of Provisions

        Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable law, the parties waive any provision of law which renders any provision of this Agreement invalid or unenforceable in any respect. The parties shall engage in good faith negotiations to replace any provision which is declared invalid or unenforceable with a valid and enforceable provision, the economic effect of which comes as close as possible to that of the invalid or unenforceable provision which it replaces.

        1.8    No Conditions Precedent

        This Agreement is effective upon execution and delivery of this Agreement by the Guarantor. Such execution and delivery constitutes conclusive evidence that this Agreement was not delivered in escrow and that any conditions precedent to the effectiveness of this Agreement have been satisfied or waived by the Guarantor.

        1.9    Entire Agreement

        This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement. There are no warranties, conditions, or representations (including any that may be implied by statute) and there are no agreements in connection with such subject matter except as specifically set forth or referred to in this Agreement and the Loan Agreement. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made either prior to, contemporaneous with, or after entering into this Agreement, the Loan Agreement or any amendment or supplement thereof, by any party to this Agreement or the Loan Agreement or its directors, officers, employees or agents, to any other party to this Agreement or the Loan Agreement or its directors, officers, employees or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement or the Loan Agreement, and none of the parties to this Agreement or the Loan Agreement has been induced to enter into this Agreement or any amendment or supplement by reason of any such warranty, representation, opinion, advice or assertion of fact. Accordingly, there shall be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent contemplated above.

        1.10    Waiver, Amendment

        Except as expressly provided in this Agreement, no amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

        1.11    Governing Law, Attornment

        This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

        1.12    Loan Agreement to Govern

        If there is any inconsistency between the terms of this Agreement and the terms of the Loan Agreement, the terms of the Loan Agreement will prevail to the extent of the inconsistency.

ARTICLE 2.
GUARANTEE AND INDEMNITY

        2.1    Guarantee

        The Guarantor unconditionally and irrevocably guarantees the due and punctual payment and performance of all Guaranteed Obligations (whether or not involving parties other than the Borrower, the Agent and the Lenders).

        2.2    Indemnity

        The Guarantor shall indemnify and save the Agent and the Lenders harmless from and against any losses which may arise by virtue of any of the Guaranteed Obligations, the Loan Agreement or any other agreement relating to any of the foregoing being or becoming for any reason whatsoever in whole or in part:

          2.2.1    void, voidable, ultra vires, illegal, invalid, ineffective or otherwise unenforceable by the Agent or the Lenders in accordance with its terms, or

          2.2.2    released or discharged by operation of law (other than as a result of irrevocable payment in full of the Guaranteed Obligations),

(all of the foregoing collectively, an "Indemnifiable Circumstance"). For greater certainty, these losses shall include without limitation the amount of all Guaranteed Obligations which would have been payable by the Borrower but for the existence of an Indemnifiable Circumstance.

        2.3    Guarantor Liable as Principal

        The Guarantor shall be liable to the Agent and the Lenders as principal debtor and not as surety only, and will not plead or assert to the contrary in any action taken by the agent or the Lenders in enforcing this Agreement.

        2.4    Continuing Guarantee and Indemnity

        The guarantee and indemnity herein shall be a continuing guarantee of the payment and performance of all the Guaranteed Obligations and a continuing indemnity for the payment of all Indemnified Amounts and shall apply to and secure any ultimate balance thereof due or remaining unpaid to the Agent and the Lenders. The guarantee and indemnity herein shall not be considered as wholly or partially satisfied by the intermediate payment or satisfaction at any time of all or any part of the Guaranteed Obligations or Indemnified Amounts. All dividends, compositions and payments received by the Agent or the Lenders from the Borrower or any other Person shall be applied as payments in gross without any right on the part of the Guarantor to claim the benefit of any such dividends, compositions or payments or any Security held by the Agent or the Lenders until payment in full of all Guaranteed Obligations and Indemnified Amounts.

        2.5    Reinstatement

        The guarantee and indemnity herein shall be reinstated if at any time any payment of any Guaranteed Obligations or Indemnified Amounts is rescinded or must otherwise be returned by the Agent or the Lenders upon any Proceedings of or affecting the Borrower or any other Person or for any other reason whatsoever, all as though such payment had not been made. The Agent or the Lenders may concede or compromise any claim that such payment ought to be rescinded or otherwise returned, without discharging, diminishing or in any way affecting the liability of the Guarantor hereunder or the effect of this section 2.5.

ARTICLE 3.
ENFORCEMENT

        3.1    Demand

        Upon the occurrence of an Event of Default, the Guarantor shall, on demand by the Agent on behalf of the Lenders, forthwith pay to the Agent, or perform or cause the performance of, all Guaranteed Obligations for which such demand was made. All Indemnified Amounts shall be payable by the Guarantor to the Agent forthwith upon demand by the Agent, on behalf of the Lenders.

        3.2    Right to Immediate Payment or Performance

        The Agent and the Lenders shall not be bound to make any demand on or to seek or exhaust its recourse against the Borrower or any other Person or to realize on any Security held by it in respect of the Guaranteed Obligations before being entitled to demand payment from or performance by the Guarantor and enforce its rights under this Agreement, and the Guarantor hereby renounces all benefits of discussion and division.

        3.3    Interest

        All amounts payable by the Guarantor under this Agreement shall bear interest payable by the Guarantor from the date of demand for payment both before and after default and judgment at the default rate as set out in Section 2.6(c) of the Loan Agreement.

        3.4    Lenders' Statement

        The statement in writing of the Lenders or of the Agent on behalf of the Lenders as to the amount of the Guaranteed Obligations, the Indemnified Amounts and all other amounts payable hereunder shall be binding upon the Guarantor and conclusive against it in the absence of manifest error.

ARTICLE 4.
LIABILITY FOR TAXES

        4.1    Gross-Up

        All payments made by the Guarantor to the Agent or the Lenders under this Agreement shall be made in full, without set-off or counterclaim, and free of and without deduction or withholding for or on account of any present or future Canadian Taxes provided that, if the Guarantor shall be required by law to deduct or withhold any Canadian Taxes from or in respect of any payment or sum payable to the Agent or the Lenders, the payment or sum payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional amounts paid under this ARTICLE 4)

the Agent or the Lenders, as the case may be, receive an amount equal to the sum it would have received if no deduction or withholding had been made, and the Guarantor shall pay the full amount deducted or withheld to the relevant taxation or other authority in accordance with applicable law; provided, however, that Guarantor is not required to increase any such amounts payable to the Agent or any Lender if the increase in such amount payable results from the Agent's or such Lender's own wilful misconduct or gross negligence. Guarantor will furnish to the Agent as promptly as possible after the date of payment of any Canadian Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by Guarantor.

        4.2    Indemnity for Taxes

        The Guarantor shall indemnify the Agent and the Lenders in respect of:

          4.2.1    the full amount of Canadian Taxes imposed or levied upon the Agent or the Lenders in respect of any payment received or receivable by it hereunder from or on behalf of the Guarantor, whether or not such Canadian Taxes were correctly or legally asserted; and

          4.2.2    any net Canadian Taxes imposed by any jurisdiction on any increased amounts payable under section 4.1 after taking into account any refund, credit, allowance, remission or deduction from income otherwise determined or tax otherwise payable available to the Agent or the Lenders in respect of the Canadian Taxes deducted or withheld as contemplated by section 4.1 (whether or not claimed by the Agent or the Lenders, as the case may be).

Payment under this indemnification shall be made within ten days from the date the Agent or the Lenders make written demand therefor accompanied by a certificate of the Lenders stating the amount of the relevant Taxes and the calculation thereof.

        4.3    Lenders' Discretion Preserved

        Nothing contained in this ARTICLE 4 shall interfere with the right of the Agent or the Lenders to arrange its tax affairs in whatever manner it may think fit and, in particular, it shall not be under any obligation to claim relief from its tax liability in respect of its payments, deductions or withholdings in priority to any other claims, reliefs, credits or deductions available to it.

ARTICLE 5.
APPROPRIATION AND SET-OFF BY LENDERS

        5.1    Appropriation

        The Lenders shall be at liberty, without in any way prejudicing or affecting its rights hereunder, to appropriate or to refrain from appropriating any payment made to, or monies received by, the Lenders from:

          5.1.1    the Borrower or others to any portion of the Guaranteed Obligations, and

          5.1.2    the Guarantor to any portion of the Guaranteed Obligations, the Indemnified Amounts, all other amounts payable hereunder and any other obligations, liabilities and indebtedness of the Guarantor to the Agent or the Lenders, in each case whether then due or to become due, and whether absolute or contingent, and from time to time to revoke or alter any such appropriation, all as the Lenders may from time to time in their sole discretion determine.

        5.2    Set-Off by Lenders

        Each of the Lenders may, without demand or notice of any kind, set off, appropriate and apply any and all deposits, general or special, matured or unmatured, in any currency, held by or for the benefit of the Guarantor with such Lender, and any other indebtedness and liability of such Lender to the Guarantor, matured or unmatured, in any currency, against and on account of the Guarantor's liability hereunder in any currency irrespective of whether or not the Lender has made any demand for payment hereunder or the Guaranteed Obligations are due, in such order of application as such Lender may from time to time elect. If the amounts being set-off are not payable in the same currency, such Lender may convert either amount into the other currency at the Conversion Rate on the day as of which that set-off is being effected, or if that day is not a Business Day then on the Business Day preceding the day as of which that set-off is being effected.

ARTICLE 6.
GUARANTOR NOT TO COMPETE

        6.1    Guarantor Not to Compete

        The Guarantor shall not:

          6.1.1    except as authorized under the Loan Agreement, take any Security or dividend from the Borrower or any other guarantor or Person liable directly or as surety for all or any part of the Guaranteed Obligations;

          6.1.2    claim, rank, prove or vote as a creditor in any Proceedings of or affecting the Borrower or any other guarantor or Person liable directly or as surety for all or any part of the Guaranteed Obligations;

          6.1.3    assert any right (including without limitation any right of set-off, right of indemnity or reimbursement or right of contribution, and any right whether or not the right arises under any Security) against the Borrower or any other guarantor or Person liable directly or as surety for all or any part of the Guaranteed Obligations; or

          6.1.4    have any right of subrogation to the Agent and/or the Lenders or be otherwise entitled to claim the benefit of any Security now or hereafter held by the Agent on behalf of the Lenders or by the Lenders, in respect of the Guaranteed Obligations;

until the Agent and the Lenders have received payment and performance in full of all Guaranteed Obligations, all Indemnified Amounts and all other amounts payable hereunder. Any money, Security, or other personal or real property taken or received by the Guarantor in contravention of this section 6.2 shall be held by the Guarantor in trust for the Agent, on behalf of the Lenders, or, in the Province of Québec, as agent or mandatary for the Agent, on behalf of the Lenders, and shall be delivered or transferred to the Agent, on behalf of the Lenders, on demand.

ARTICLE 7.
PROTECTION OF LENDER

        7.1    Defects in Creation of Guaranteed Obligations

        Neither the Agent nor the Lenders shall be concerned to see or enquire into the capacity and powers of the Borrower or its directors, officers, employees or agents acting or purporting to act on its behalf. All obligations, liabilities and indebtedness purporting to be incurred by the Borrower in favour of the Agent or the Lenders shall be deemed to form part of the Guaranteed Obligations even though the Borrower may not be a legal entity or the incurring of such obligations, liabilities or indebtedness was irregularly, fraudulently, defectively or informally effected or in excess of the capacity or powers of the Borrower or its directors, officers, employees or agents and notwithstanding that the Agent or the Lenders have specific notice of the capacity and powers of the Borrower or its directors, officers, employees or agents.

        7.2    Liability Absolute

        The liability of the Guarantor hereunder shall be absolute and unconditional and shall not be discharged, diminished or in any way affected by:

          7.2.1    any amalgamation, merger, consolidation or reorganization of the Borrower, the Guarantor, the Agent or any Lender or any continuation of the Borrower, the Guarantor, the Agent or any Lender from the statute under which it now or hereafter exists to another statute whether under the laws of the same jurisdiction or another jurisdiction;

          7.2.2    any change in the name, business, objects, capital structure, ownership, constating documents, by-laws or resolutions of the Borrower, the Guarantor, the Agent or any Lender, including without limitation any transaction (whether by way of transfer, sale or otherwise) whereby all or any part of the undertaking, property and assets of the Borrower, the Guarantor, the Agent or any Lender becomes the property of any other Person;

          7.2.3    any Proceedings of or affecting the Borrower, the Guarantor, the Agent or any Lender or any other Person and any court orders made or action taken by the Borrower, the Guarantor, the Agent or any Lender or any other Person under or in connection with those Proceedings, whether or not those Proceedings or orders or that action results in any of the matters described in sections 7.3.1.1 to 7.3.1.8 occurring with or without the consent of the Lenders;

          7.2.4    the current existence or subsequent occurrence of an Indemnifiable Circumstance;

          7.2.5    any defence, counterclaim or right of set-off available to the Borrower;

          7.2.6    the fact that the Borrower ceases to be liable for any reason whatsoever to the Agent or the Lenders in respect of all or any part of the Guaranteed Obligations (otherwise than by reason of the payment of those Guaranteed Obligations to the Agent or the Lenders) or the fact that a court determines that the liability of the Borrower to the Lenders in respect of all or any part of the Guaranteed Obligations has been satisfied or is deemed to have been satisfied (except in circumstances where payment of those Guaranteed Obligations has been received by the Lenders); and

          7.2.7    any other circumstance which might otherwise constitute in whole or in part a defence available to, or a discharge of, the Guarantor, the Borrower or any other Person in respect of the Guaranteed Obligations or the liability of the Guarantor (otherwise than by reason of the payment of those Guaranteed Obligations to the Agent or the Lenders).

        7.3    Dealings by Lenders

          7.3.1    The Lenders may from time to time in their absolute discretion, without discharging, diminishing or in any way affecting the liability of the Guarantor hereunder:

            7.3.1.1    advance any funds to the Borrower or make or continue to make any credit facilities available to the Borrower constituting or relating to Guaranteed Obligations;

            7.3.1.2    permit any increase or decrease, however significant, of the Guaranteed Obligations or otherwise supplement, amend, restate or substitute, in whole or in part, however significant, the Guaranteed Obligations, the Loan Agreement or any other agreement relating to any of the foregoing or, in whole or in part, terminate the availability of any credit facilities relating to, or demand repayment of any Guaranteed Obligations;

            7.3.1.3    enforce or take action under or abstain from enforcing or taking action under the Loan Agreement or any other agreement;

            7.3.1.4    receive, give up, subordinate, release or discharge any Security; supplement, amend, restate, substitute, renew, abstain from renewing, perfect or abstain from perfecting or maintaining the perfection of any Security; enforce, take action under or realize in any manner or abstain from enforcing, taking action under or realizing any Security; deal with or abstain from dealing with all or any part of the undertaking, property and assets covered by any Security or allow or abstain from allowing the Borrower or other Persons to deal with all or any part of such undertaking, property and assets;

            7.3.1.5    renew all or any part of the Guaranteed Obligations or grant extensions of time or any other indulgences to the Borrower or to any other guarantor or other Person liable directly or as surety for all or any part of the Guaranteed Obligations;

            7.3.1.6    accept or make any compositions or arrangements with or release, discharge or otherwise deal with or abstain from dealing with the Borrower or any other guarantor or other Person liable directly or as surety for all or any part of the Guaranteed Obligations;

            7.3.1.7    in whole or in part prove or abstain from proving a claim of the Lenders in any Proceedings of or affecting the Borrower or any other Person; and

            7.3.1.8    agree with the Borrower, any other guarantor or any other Person to do anything described in sections 7.3.1.1 to 7.3.1.7;

      whether or not any of the matters described in sections 7.3.1.1 to 7.3.1.8 above occur alone or in connection with one or more other such matters.

          7.3.2    In no case will the liability of the Guarantor hereunder be discharged, diminished or in any way affected as a result of:

            7.3.2.1    any default under, or breach by the Agent, the Lenders or its respective agents of, (i) the Loan Agreement or any other agreement including without limitation any Security, (ii) any applicable law, or (iii) any other obligation or duty binding the Agent, the Lenders or its agents.

          7.3.3    No loss of or in respect of any Security for the Guaranteed Obligations or any part thereof, whether occasioned through the fault of the Agent, the Lenders or otherwise, shall discharge, diminish or in any way affect the liability of the Guarantor hereunder. Neither the Agent, the Lenders nor any of its directors, officers, employees or agents or any receiver or receiver-manager appointed by it or by a court shall have any liability, whether in tort, contract or otherwise, for any act taken or omitted to be taken by the Agent or the Lenders or by any of such other Persons in connection with the Guaranteed Obligations or any part thereof or any Security for the Guaranteed Obligations or any part thereof including without limitation any of the matters described above in this section 7.3, unless and until the Guaranteed Obligations are fully satisfied. The Guarantor waives all rights it may have as surety, whether at law, in equity or otherwise, that are inconsistent with the provisions of this Agreement.

        7.4    Waiver of Notice

        The Guarantor expressly waives any right to receive notice of the existence or creation of all or any of the Guaranteed Obligations and presentment, demand, notice of dishonour, protest, notice of any of the events or circumstances described in sections 7.1, 7.2 or 7.3 and all other notices whatsoever in respect of the Guaranteed Obligations except to the extent, if at all, that the Personal Property Security Act (Ontario) or other applicable law requires notice to be given to the Guarantor in connection with any disposition of collateral by or on behalf of the Lenders. The Guarantor hereby acknowledges communication to it of the terms of the Loan Agreement and all agreements and other documents referred to in the Loan Agreement and of all the provisions therein contained and consents to and approves the same.

        7.5    Expanded Interpretation

        Notwithstanding anything else in this Agreement, where the Agent or the Lenders allow the Borrower or any other Person to deal with any property and assets covered by any Security on terms which stipulate that the Security continues to cover such property and assets after such dealing, each reference to the Borrower in ARTICLE 7 shall be deemed to include the Person acquiring an interest in such property and assets.

ARTICLE 8.
MISCELLANEOUS

        8.1    Payment of Costs and Expenses

        Unless otherwise paid by and agreed to be paid by the Borrower pursuant to the Loan Agreement, the Guarantor shall pay to the Agent and the Lenders on demand all costs and expenses of the Agent and the Lenders, its officers, employees and agents and any receiver or receiver-manager appointed by it or by a court in connection with this Agreement, the Hypothec and the Security Agreement, including, without limitation:

          8.1.1    any actual or proposed amendment or modification hereof or any waiver hereunder and all instruments supplemental or ancillary thereto;

          8.1.2    obtaining advice as to the Agent's and/or the Lenders' rights and responsibilities under this Agreement; and

          8.1.3    the defence, establishment, protection or enforcement of any of the rights or remedies of the Agent or the Lenders under this Agreement including, without limitation, all costs and expenses of establishing the validity and enforceability of, or of collection of amounts owing under, this Agreement;

and further including, without limitation, all of the fees, expenses and disbursements of the Agent and the Lenders' lawyers, on a solicitor and his own client basis, incurred in connection therewith and all sales or value-added taxes payable by the Agent or the Lenders (whether refundable or not) on all such costs and expenses.

        8.2    Currency Conversion and Indemnity

        If, in connection with any claim or proof made or filed against the Guarantor, any action brought in connection with this Agreement or any judgment or order obtained as a result thereof, it becomes necessary to convert any amount due hereunder in one currency (the "first Currency") into another currency (the "second Currency"), then the conversion shall be made at the Conversion Rate on the first Business Day prior to the day on which payment is received.

        If the conversion in connection with any action is not able to be made in the manner contemplated by the preceding paragraph in the jurisdiction in which the action is brought, then the conversion shall be made at the Conversion Rate on the day on which the judgment is given.

        If the Conversion Rate on the date of payment is different from the Conversion Rate on such first Business Day or on the date of judgment or such other date upon which a court may order the conversion made, as the case may be, the Guarantor shall pay such additional amount (if any) in the second Currency as may be necessary to ensure that the amount paid on such payment date is the aggregate amount in the second Currency which, when converted at the Conversion Rate on the date of payment, is the amount due in the first Currency, together with all costs and expenses of conversion. Any additional amount owing by the Guarantor to the Agent or the Lenders pursuant to the provisions of this section shall be due as a separate debt and shall give rise to a separate cause of action and shall not be affected by or merged into any judgment obtained for any other amounts due under or in respect of this Agreement.

        8.3    No Set-off By Guarantor

        All amounts payable by the Guarantor under this Agreement shall be paid without set-off or counterclaim and without any deduction or withholding whatsoever unless and to the extent that the Guarantor shall be prohibited by law from doing so, in which case the Guarantor shall pay to the Agent and the Lenders such additional amount as shall be necessary to ensure that the Agent and the Lenders, as the case may be, receive the full amount it would have received if no such deduction or withholding had been made.

        8.4    No Waiver

        No delay on the part of the Agent or the Lenders in the exercise of any right, power or remedy hereunder or otherwise shall operate as a waiver thereof, and no single or partial exercise by the Agent or the Lenders of any right, power or remedy shall preclude other or further exercise thereof or the exercise of any other right, power or remedy. No action of the Agent or the Lenders permitted hereunder shall in any way impair or affect its rights, powers or remedies under this Agreement.

        8.5    Additional Security

        This Agreement shall be in addition to, and shall not be in any way prejudiced by nor shall this Agreement prejudice:

          8.5.1    any other Security now or hereafter held by the Lenders or by the Agent on behalf of the Lenders, and

          8.5.2    the endorsement by the Guarantor of any notes or other documents,

and the Agent's and the Lenders' rights under this Agreement shall not be merged in any such other Security or endorsement.

        8.6    Assignment by Lenders

        The Agent and the Lenders may sell, assign or transfer all or any of the Guaranteed Obligations to the extent permitted, and in accordance with the procedures set forth, in the Loan Agreement, and in such event each and every immediate and successive assignee, transferee or holder of all or any of the Guaranteed Obligations, shall have, in respect of the rights or obligations sold, assigned or transferred to it, the full benefit hereof to the same extent as if it were an original party hereto and to the Guaranteed Obligations or the part thereof so sold, assigned or transferred, without regard to any set-off, counterclaim or equities between the Borrower, the Agent and the Lenders or the Guarantor, the Agent and the Lenders.

        8.7    Communication

        Any notice or other communication, including a demand or a direction, required or permitted to be given hereunder shall be in writing and shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as the Guarantor or the Agent, as applicable, may designate to each other in accordance herewith), or telefacsimile, as the case may be, at its address set forth below:

(a) if to the Agent:
Foothill Capital Corporation 1 Boston Place Boston, Massachusetts
Attention:	Business Finance Division Manager
Telecopier number:	617.722.9493
with a copy to
Torys LLP 237 Park Avenue New York, New York 10017-3142
Attention:	Emanuel Grillo
Telecopier number:	212.745.0200
(b) if to the Guarantor:
Archibald Candy (Canada) Corporation c/o Archibald Candy Corporation 1137 West Jackson Boulevard Chicago, Illinois 60607
Attention:	President and Chief Operating Officer
Telecopier number:	312.243.3992
with a copy to
Winston & Strawn 35 West Wacker Drive Chicago, Illinois 60601
Attention:	Patrick Doyle
Telecopier number:	312.558.5700

        All notices or demands sent in accordance with this Section 8.7, other than notices by Agent in connection with enforcement rights against the Collateral under the provisions of the New York Uniform Commercial Code or other applicable personal property security legislation, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail. The Guarantor acknowledges and agrees that notices sent by the Agent or the Lenders in connection with the exercise of enforcement rights against Collateral under the provisions of the New York Uniform Commercial Code or other applicable personal property security legislation shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above.

        Notwithstanding the foregoing, if applicable personal property security legislation requires that a notice or other communication be given in a specified manner, then any such notice or communication shall be given in such manner.

        8.8    Successors and Assigns

        This Agreement shall be binding upon the Guarantor and its successors and enure to the benefit of the Agent, the Lenders and their respective successors and assigns.

        8.9    Copy Received

        The Guarantor acknowledges receipt of a copy of this Agreement.

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        IN WITNESS WHEREOF the Guarantor has executed this Agreement as of the date first above written.

ARCHIBALD CANDY (CANADA) CORPORATION
by:	/s/ TED A. SHEPHERD Name: Ted A. Shepherd Title: President and Chief Executive Officer
by:	/s/ RICHARD J. ANGLIN Name: Richard J. Anglin Title: Vice President and Chief Financial Officer

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